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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                             EMERALD-DELAWARE, INC.


        Emerald-Delaware, Inc. (the "Corporation"), a corporation organized and existing under the laws of Delaware, hereby certifies as follows:

        FIRST: That the name of the Corporation is Emerald-Delaware, Inc. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on the 16th day of April, 1999, which Certificate of Incorporation was Amended and Restated on the 15th day of February, 2000, and the 6th day of April, 2000.

        SECOND: This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of
Section 228 of the General Corporation Law (prompt notice of such action having been given to those stockholders who did not consent in writing). The resolution setting forth the Amended and Restated Certificate of Incorporation is as follows:

RESOLVED: That the Amended and Restated Certificate of Incorporation of the Corporation, be and hereby is amended and restated in its entirety so that the same shall read as follows:


                                    ARTICLE I

        The name of the Corporation is Emerald-Delaware, Inc.

                                   ARTICLE II

        The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


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                                   ARTICLE IV

        A. The total number of shares of all classes of stock that the Corporation is authorized to issue is Ninety-One Million Three Hundred Eighteen Thousand Three Hundred Ninety-Two (91,318,392) shares, consisting of Seventy-Three Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six (73,666,666) shares of Common Stock with a par value of $0.001 per share and Seventeen Million Six Hundred Fifty-One Thousand Seven Hundred Twenty-Six (17,651,726) shares of Preferred Stock with a par value of $0.001 per share.

        B. The Preferred Stock shall be divided into series. The first series shall consist of Thirteen Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (13,333,334) shares and is designated "Series A Preferred Stock." The second series shall consist of Two Million (2,000,000) shares and is designated "Series B Preferred Stock." The third series shall consist of Two Million Three Hundred Eighteen Thousand Three Hundred Ninety-Two (2,318,392) shares and is designated "Series C Preferred Stock".

        C. The powers, preferences, rights, restrictions, and other matters relating to the Series A, Series B and Series C Preferred Stock are as follows:

        1. Dividends.

               (a) The holders of the Series C Preferred Stock, prior to and in preference to holders of the Corporation's Common Stock, Series A Preferred Stock or Series B Preferred Stock, shall each be entitled to receive dividends at the rate of eight percent (8%) of the Original Series C Issue Price (as defined in Section 2(c)) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors, and shall not be cumulative. The holders of the Series A Preferred Stock, prior to and in preference to holders of the Corporation's Common Stock or Series B Preferred Stock, shall each be entitled to receive dividends at the rate of eight percent (8%) of the Original Series A Issue Price (as defined in Section 2(a)) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative. The holders of the Series B Preferred Stock, prior to and in preference to holders of the Corporation's Common Stock, shall each be entitled to receive dividends at the rate of eight percent (8%) of the Original Series B Issue Price (as defined below) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative. The "Original Series B Issue Price" shall equal two dollars and fifty cents ($2.50) per share of Series B Preferred Stock as adjusted for any stock dividends, combinations or splits with respect to such shares.

               (b) No dividends (other than those payable solely in Common Stock of the corporation) shall be declared or paid on the Series A Preferred Stock, the Series B Preferred


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Stock or the Common Stock until an equal dividend has been declared or paid on the Series C Preferred Stock. No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until the dividends described in Section 1(a) hereof on the Series A, Series B and Series C Preferred Stock shall have been paid or declared and set apart during that fiscal year. No dividend rights shall accrue to the holders of Series A, Series B or Series C Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividends accrue any interest.

               (c) In the event of a conversion of the Series A, Series B or Series C Preferred Stock pursuant to Section 3 hereof, any declared and unpaid dividends shall be paid at the election of the holder in cash or Common Stock at its then fair market value, as determined by the Board of Directors.

               (d) To the extent that dividends or other distributions are paid on the Common Stock (other than those payable solely in Common Stock), the holders of the Series A, Series B and Series C Preferred Stock shall, in addition to the preferential dividends described above, be entitled to per-share dividends (based on the number of shares of Common Stock into which such Series A, Series B and Series C Preferred Stock is convertible, respectively) equal to those declared or paid with respect to the Common Stock.

        2. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of Series A, Series B and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock or other junior equity security by reason of their ownership thereof, an amount equal to (i) fifty-two and one half cents ($0.525) per share of Series A Preferred Stock (the "Original Series A Issue Price"), as adjusted for any stock dividends, combinations or splits with respect to such shares, and adding thereto an amount equal to all declared but unpaid dividends on each such share, (ii) either the Early Series B Liquidation Amount or the Late Series B Liquidation Amount per share of Series B Preferred Stock, as set forth in Section 2(b) below and adding thereto an amount equal to all declared but unpaid dividends on each such share, and (iii) either the Early Series C Liquidation Amount or the Late Series C Liquidation Amount, as set forth in Section 2(c) below and adding thereto an amount equal to all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B and Series C Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

               (b) If a Liquidation Event takes place within twelve (12) months from the date the first share of Series B Preferred Stock is issued, the holders of Series B Preferred Stock shall be


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entitled to receive an amount equal to three dollars and fifty cents ($3.50) per share of Series B Preferred Stock as adjusted for any stock dividends, combinations or splits with respect to such shares (the "Early Series B Liquidation Amount"). If a Liquidation Event takes place after twelve (12) months from the date the first share of Series B Preferred Stock is issued, the holders of Series B Preferred Stock shall be entitled to receive an amount equal to four dollars and fifty cents ($4.50) per share of Series B Preferred Stock as adjusted for any stock dividends, combinations or splits with respect to such shares (the "Late Series B Liquidation Amount").

               (c) If a Liquidation Event takes place within six (6) months from the date the first share of Series C Preferred Stock is issued, the holders of Series C Preferred Stock shall be entitled to receive an amount per share equal to the greater of (i) six dollars and forty-seven cents ($6.47, or the "Original Series C Issue Price"), multiplied by one and one-quarter (1.25) (as adjusted for any stock dividends combinations or splits with respect to such shares) and
(ii) the amount the holder of such share would have been entitled to receive had such share been converted to Common Stock in accordance with Section 3 below immediately prior to such Liquidation Event (the "Early Series C Liquidation Amount"). If a Liquidation Event takes place more than six (6) months from the date the first share of Series C Preferred Stock is issued, the holders of Series C Preferred Stock shall be entitled to receive an amount per share equal to the greater of (i) the Original Series C Issue Price multiplied by one and one-half (1.5) (as adjusted for any stock dividends combinations or splits with respect to such shares) and (ii) the amount the holder of such share would have been entitled to receive had such share been converted to Common Stock in accordance with Section 3 immediately prior to such Liquidation Event (the "Late Series C Liquidation Amount").

               (d) After the distributions described in Section 2(a) hereof have been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and Series A Preferred Stock on an as-converted basis, pro rata based on the number of shares of Common Stock issued or issuable upon conversion to each; provided, however, that at such time as the remaining assets distributed to the holders of the Series A Preferred Stock shall reach an aggregate amount equal to four and one-half (4.5) times the Original Series A Issue Price per share (not including the liquidation preference described in Section 2(a) above), any remaining assets of the Corporation shall thereafter be distributed pro rata solely to the holders of Common Stock.

               (e) For purposes of this Section 2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary and in which the stockholders of the Corporation immediately prior to such transaction do not own a majority of the outstanding shares of the surviving corporation immediately after such transaction, (ii) a sale of all or substantially all of the assets of the Corporation or (iii) a sale of all of the outstanding shares of capital stock of the Corporation shall be treated as a Liquidation Event and shall entitle the holders of Series A, Series B and Series C Preferred Stock and, if appropriate, Common Stock to receive at the closing cash, securities or other property as specified in Sections 2(a), 2(b), 2(c) and 2(d) hereof.


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               (f) Any securities to be delivered to the holders of Series A,
Series B and Series C Preferred Stock and Common Stock pursuant to Section 2(e) hereof shall be valued as follows:

                (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (1) If traded on a securities exchange or through the Nasdaq
                National Market, the value shall be deemed to be the average of the closing price of the securities on such exchange over the thirty (30) day period ending ten (10) days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing ask price over the thirty (30) day period ending ten (10) days prior to the closing; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined in Sections 2(f)(i)(1), (2) or (3) hereof to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

               (g) The provisions of this Section 2 are in addition to the protective provisions of Section 6 hereof.

        3. Conversion. The holders of Series A, Series B and Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right To Convert. Subject to Section 3(d) hereof, each share of Series A, Series B and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) for the Series A Preferred Stock, the Original Series A Issue Price by the conversion price for the Series A Preferred Stock in effect at the time that the certificate is surrendered for conversion (the "Series A Conversion Price"), (ii) for the Series B Preferred Stock, the Original Series B Issue Price by the conversion price for the Series B Preferred Stock in effect at the time that the certificate is surrendered for conversion (the "Series B Conversion Price"), and (iii) for the Series C Preferred Stock, the Original Series C Issue Price by the conversion price for the Series C Preferred Stock in effect at the time that the certificate is surrendered for conversion (the "Series C Conversion Price"). The initial Series A Conversion Price shall be the Original


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Series A Issue Price, subject to adjustment as set forth in Section 3(d) hereof.
The initial Series B Conversion Price shall be the Original Series B Issue
Price, subject to adjustment as set forth in Section 3(d) hereof. The Initial Series C Conversion Price shall be the Original Series C Issue Price, subject to adjustment as set forth in Section 3(d) hereof.

               (b) Automatic Conversion.

                (i) Each share of Series A and Series B Preferred Stock shall automatically be converted into shares of Common Stock at their respective Conversion Prices then in effect, upon the earlier to occur of (i) the date specified by vote or written consent or agreement of holders of a majority of the outstanding shares of Series A and Series B Preferred Stock acting as a single class or (ii) upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under the Securities Act or to an employee benefit plan of the Corporation, with aggregate proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters' discounts and expenses) of at least $20,000,000 and at a price per share of at least one dollar and fifty-seven and one-half cents ($1.575) (as adjusted for any stock dividends, combinations or splits with respect to such shares); provided, however, that if, within twelve months from the date the first share of Series B Preferred Stock was issued, the closing of a sale of the Corporation's Common Stock in any initial public offering (an "IPO") takes place at a price per share (the "IPO Price") of less than the Early Series B Liquidation Amount, then immediately prior to such transaction, the Series B Conversion Price shall be reduced to a new Series B Conversion Price determined by dividing the current Series B Conversion Price by the quotient of (A) the Early Series B Liquidation Amount, divided by (B) the IPO Price; provided, further that if, after twelve months from the date the first share of Series B Preferred Stock was issued, an IPO takes place with an IPO Price of less than the Late Series B Liquidation Amount, then immediately prior to such transaction, the Series B Conversion Price shall be reduced to a new Series B Conversion Price determined by dividing the current Series B Conversion Price by the quotient of (A) the Late Series B Liquidation Amount, divided by (B) the IPO Price.

                (ii) Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Series C Conversion Price then in effect, upon the earlier to occur of (i) the date specified by vote or written consent or agreement of holders of a majority of the outstanding shares of Series C Preferred Stock or (ii) upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 of the Securities Act or to an employee benefit plan of the Corporation, with aggregate proceeds to the Corporation and/or any selling stockholders (before deduction of underwriters' discounts or expenses) of at least $30,000,000 and an aggregate offering price equal to (x) 1.25 times the Original Series C Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) if such closing occurs within six (6) months from the


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        date the first share of Series C Preferred Stock is issued, or (y) 1.5 times the Original Series C Issue Price if such closing occurs after six
        (6) months from the date the first share of Series C Preferred Stock is issued (a "Qualified Public Offering").

               (c) Mechanics of Conversion.

                (i) Before any holder of Series A, Series B or Series C Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he, she or it elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B or Series C Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he, she or it shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A, Series B or Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of the Series A, Series B or Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A, Series B or Series C Preferred Stock shall not be deemed to have converted such Series A, Series B or Series C Preferred Stock until immediately prior to the closing of such sale of securities.

               (d) Adjustments to Conversion Price.

                (i) Special Definitions. For purposes of this Section 3(d), the following definitions apply:

                    (1) "Options" shall mean rights, options or warrants to
                subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                    (2) "Original Issue Date" shall mean the date on which the first share of Series A, Series B or Series C Preferred Stock was issued, with respect to the conversion calculation for the Series A, Series B or Series C Preferred Stock, respectively.


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                    (3) "Convertible Securities" shall mean any evidences of
                indebtedness, shares (other than Common Stock and Series A, Series B and Series C Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                    (4) "Additional Shares of Common Stock" shall mean all
                shares of Common Stock issued (or, pursuant to Section 3(d)(iii) hereof, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                         (A) upon conversion of shares of Series A, Series B or
                    Series C Preferred Stock;

                         (B) to employees, officers, directors, consultants or
                    service providers upon the exercise of Options granted under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board of Directors or by the duly authorized Compensation Committee thereof, but not exceeding 8,000,000 shares in the aggregate (as adjusted for any stock dividends, combinations or splits and net of any repurchases of shares or cancellations or expirations of Options) issued (or deemed to be issued or issuable) to such employees, officers, directors, consultants or service providers;

                         (C) as a dividend or distribution on Series A, Series B
                    or Series C Preferred Stock;

                         (D) for which adjustment of the Series A, Series B or
                    Series C Conversion Price is made pursuant to Section 3(e) hereof;

                         (E) for consideration other than cash pursuant to a
                    merger, consolidation, acquisition or similar business combination approved by the Board of Directors or in connection with obtaining acquisition financing from a financial institution on terms approved by the Board of Directors;

                         (F) to vendors or customers or to other persons in
                    similar commercial situations with the Corporation on terms unanimously approved by the Board of Directors;

                         (G) in connection with obtaining lease financing,
                    whether issued to a lessor or guarantor, on terms approved by the Board of Directors; and

                         (H) in connection with corporate partnerships or
                    strategic alliances on terms unanimously approved by the Board of Directors.

                (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made in respect


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        of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issue. Any provision herein to the contrary notwithstanding, no adjustment in the Series B Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price in effect on the date of, and immediately prior to, such issue. Any provision herein to the contrary notwithstanding, no adjustment in the Series C Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series C Conversion Price in effect on the date of, and immediately prior to, such issue. Further, no adjustment in the Series A, Series B or Series C Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such Conversion Price; provided, however, that any adjustments which by reason of this subsection 3(d)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (1) No further adjustments in the Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or Series A, Series B or Series C Preferred Stock or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series A, Series B or Series C Preferred Stock;

                    (2) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occur-


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
                rence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock);

                    (3) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         (A) In the case of Convertible Securities or Options
                    for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                         (B) In the case of Options for Convertible Securities
                    or Series A, Series B or Series C Preferred Stock only the Convertible Securities or Series A, Series B or Series C Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3(d) hereof) upon the issue of the Convertible Securities or Series A, Series B or Series C Preferred Stock with respect to which such Options were actually exercised;

                    (4) No readjustment pursuant to clause (2) or (3) above
                shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                    (5) In the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion


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
                Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                    (6) If any such record date shall have been fixed and such
                Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

                (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

                    (1) In the event the Corporation, at any time after the
                Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii) hereof) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

                    (2) In the event the Corporation, at any time after the
                Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii) hereof) without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series B Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

                      (3) In the event the Corporation, at any time after the
               Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii) hereof) without consideration or for a consideration per share less than the Series C Conversion Price in effect on the date of and immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series C Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series C Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

        For the purpose of the preceding calculations, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis as if all shares of Series A, Series B and Series C Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance and outstanding Options or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A, Series B and Series C Preferred Stock, Convertible Securities or outstanding Options or other rights for the purchase of shares of stock or Convertible Securities, solely as a result of the adjustment of the Conversion Price (or other conversion rights) resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question.

                (v) Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (1) Cash and Property. Such consideration shall:

                         (A) insofar as it consists of cash, be computed at the
                    aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (B) insofar as it consists of property other than cash,
                    be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (C) in the event Additional Shares of Common Stock are
                    issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                    (2) Options and Convertible Securities. The consideration
                per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii) hereof, relating to Options and Convertible Securities shall be determined by dividing:

                         (A) The total amount, if any, received or receivable by
                    the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (B) The maximum number of shares of Common Stock (as
                    set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

               (e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A, Series B and/or Series C Conversion Price, as applicable, in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

               (f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A, Series B and Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 3(e) hereof or a merger or other reorganization referred to in Section 2(c) hereof), the Series A, Series B and Series C Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A, Series B and Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A, Series B and Series C Preferred Stock immediately before that change.

               (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any agreement, reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B and Series C Preferred Stock against impairment.

               (h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B and/or Series C Preferred Stock, as applicable, a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A, Series B or Series C Preferred Stock.

               (i) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A, Series B and Series C Preferred Stock:

                         (1) At least twenty (20) calendar days' prior written
                    notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                         (2) In the case of the matters referred to in (iii) and
                    (iv) above, at least twenty (20) calendar days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

               (j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A, Series B and Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B and Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Incorporation.

               (l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A, Series B or Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A, Series B, or Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, round to the nearest whole share, with one half (.5) share rounded up.

               (m) Notices. Any notice required by this Section 3 to be given to the holders of shares of Series A, Series B or Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address on the books of the Corporation.

        4. Redemption.

               (a) At the election of the holders of at least a majority of the outstanding shares of Series A Preferred Stock given to the Corporation by written notice on or any time after November 1, 2002 (the "Series A Redemption Election"), this Corporation shall redeem, from any source of funds legally available therefor, the Series A Preferred Stock in two (2) equal consecutive annual installments (each a "Series A Redemption Date"). The first Series A Redemption Date shall occur within one-hundred twenty (120) days following the date of the Series A Redemption Election, and the second Series A Redemption Date shall occur on the first anniversary of the first Series A Redemption Date. The Corporation shall effect such redemptions on the applicable Series A Redemption Dates by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to the Original Series A Issue Price per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such shares, plus an amount which will return a ten percent (10%) internal rate of return calculated upon the Original Series A Issue Price over and above all declared dividends on such shares (the "Series A Redemption Price"). The number of shares of Series A Preferred Stock that the Corporation shall be required under this Section 4(a) to redeem on any one Series A Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Series A Redemption Date by (ii) the number of remaining Redemption Dates (including the Series A Redemption Date to which such calculation applies). Any redemption effected pursuant to this Section 4(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them.

               (b) At the election of the holders of at least a majority of the outstanding shares of Series B Preferred Stock given to the Corporation by written notice on or any time after November 1, 2002 (the "Series B Redemption Election"), this Corporation shall redeem, from any source of funds legally available therefor, the Series B Preferred Stock in two (2) equal consecutive annual installments (each a "Series B Redemption Date"). The first Series B Redemption Date shall occur within one-hundred twenty (120) days following the date of the Series B Redemption Election, and the second Series B Redemption Date shall occur on the first anniversary of the first Series B Redemption Date. The Corporation shall effect such redemptions on the applicable Series B Redemption Dates by paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed a sum equal to the Original Series B Issue Price per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such shares, plus an amount which will return a ten percent (10%) internal rate of return calculated upon the Original Series B Issue Price over and above all declared dividends on such shares (the "Series B Redemption Price"). The number of shares of Series B Preferred Stock that the Corporation shall be required under this Section 4(b) to redeem on any one Series B Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Series B Redemption Date by (ii) the number of remaining Series B Redemption Dates (including the Series B Redemption Date to which such calculation applies). Any redemption effected pursuant to this Section 4(b) shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

               (c) At the election of the holders of at least a majority of the outstanding shares of Series C Preferred Stock given to the Corporation by written notice on or any time after November 1, 2002 (the "Series C Redemption Election"), this Corporation shall redeem, from any source of funds legally available therefor, the Series C Preferred Stock in two (2) equal consecutive annual installments (each a "Series C Redemption Date"). The first Series C Redemption Date shall occur within one-hundred twenty (120) days following the date of the Series C Redemption Election, and the second Series C Redemption Date shall occur on the first anniversary of the first Series C Redemption Date. The Corporation shall effect such redemptions on the applicable Series C Redemption Dates by paying in cash in exchange for the shares of Series C Preferred Stock to be redeemed a sum equal to the Original Series C Issue Price per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such shares, plus an amount which will return a ten percent (10%) internal rate of return calculated upon the Original Series C Issue Price over and above all declared dividends on such shares (the "Series C Redemption Price"). The number of shares of Series C Preferred Stock that the Corporation shall be required under this Section 4(c) to redeem on any one Series C Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Series C Redemption Date by (ii) the number of remaining Series C Redemption Dates (including the Series C Redemption Date to which such calculation applies). Any redemption effected pursuant to this Section 4(c) shall be made on a pro rata basis among the holders of the Series C Preferred Stock in proportion to the shares of Series C Preferred Stock then held by them.

               (d) If the holders of Series A, Series B or Series C Preferred Stock have elected redemption pursuant to Section 4(a), 4(b) or 4(c), respectively, at least sixty (60) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A, Series B or Series C Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the redemption dates, the redemption price, the place at which payment may be obtained and calling upon the holders of the series to be redeemed to surrender to the Corporation, in the manner and at the place designated, their certificates representing the shares to be redeemed (the "Redemption Notice"). If the holders of any series of Preferred Stock who did not first make a valid election to redeem their shares make such an election pursuant to Section 4(a), 4(b) or 4(c), as applicable, within 30 days of receiving a Redemption Notice, the redemption dates set for such series shall be identical to the redemption dates set for that series which first provide a Redemption Election. Except as provided in Section 4(e), on or after the first redemption date in effect for a series of Preferred Stock, each holder of such series to be redeemed on such date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice in effect for such series, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (e) If the holders of Series A, Series B or Series C Preferred Stock have elected redemption pursuant to Section 4(a), 4(b) or 4(c), respectively, from and after the first redemption date in effect for a series of Preferred Stock, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A, Series B or Series C Preferred Stock, as applicable, as holders of Series A, Series B or Series C Preferred Stock, as applicable, (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A, Series B or Series C Preferred Stock on any redemption date are insufficient to redeem the total number of shares of Series A, Series B or Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A, Series B and Series C Preferred Stock, as applicable. The shares of Series A, Series B or Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A, Series B or Series C Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any redemption date, but which it has not redeemed.

               (f) On or prior to each redemption date, the Corporation shall deposit the redemption price of all shares of Series A, Series B or Series C Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to
Section 4(d) above. As of such redemption date, the deposit shall constitute full payment of the shares to their holders, and from and after such redemption date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 4(f) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Section 3 hereof prior to such redemption date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 4(f) remaining unclaimed at the expiration of one (1) year following the redemption date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

               (g) Upon default in the payment of any required redemption installment provided for in this Section 4, the unpaid balance of the Redemption Price shall accrue interest at the rate of fifteen percent (15%) per annum, payable quarterly in arrears.

               (h) Notwithstanding anything to the contrary contained in this amended and restated Certificate of Incorporation, any default in the payment of any required redemption installment which continues for more than ninety (90) days after the applicable Redemption Date shall constitute a Voting Right Event permitting the holders of a majority of the outstanding Series A Preferred Stock, as applicable, to elect, pursuant to Section 5(d) below, a majority of the Board of Directors during the pendency of such default.

        5. Voting Rights.

               (a) Subject to the provisions of Sections 4(h), 5(b) and (c) hereof, the holder of each share of Series A and Series C Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such share of Series A or Series C Preferred Stock, as applicable, could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise provided herein or as required by law, voting together with the Common Stock as a single class), and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. Subject to the provisions of Sections 4(h), 5(b) and (c) hereof, each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

               (b) With respect to the election of directors of the Corporation, for so long as at least twenty-five percent (25%) of the shares of the Series A Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations or splits with respect to such shares), (i) the holders of the Series A Preferred Stock shall be entitled, voting as a separate class, to elect two (2) directors and (ii) the holders of Common Stock shall be entitled, voting as a single class, to elect any and all remaining directors.

               (c) The holders of the Series A Preferred Stock shall be entitled to vote as a separate class on the removal, with or without cause, of any director who was elected by the holders of the Series A Preferred Stock. The holders of the Common Stock shall be entitled to vote as a single class on the removal, with or without cause, of any director who was elected by the holders of the Common Stock.

               (d) In the event of a Voting Right Event, the holders of the Series A Preferred Stock shall, voting as a separate class, either by a special meeting of such holders duly called for that purpose or pursuant to a written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, be entitled to elect the smallest number of directors that shall constitute a majority of the authorized number of directors of the Corporation, and the holders of the Common Stock, shall be entitled to elect the remaining members of the Board of Directors. Such election shall take effect immediately upon the giving of written notice of such election to the Corporation. Upon the election by the holders of the Series A Preferred Stock, voting as a separate class, of the directors they are entitled to elect as hereinabove provided, the terms of office of all persons who were theretofore directors of the Corporation shall forthwith terminate, whether or not the holders of the Common Stock shall then have elected the remaining directors of the Corporation. If, after the election of a new Board of Directors pursuant to this Section 5(d), the Voting Right Event is cured, then the holders of the Series A Preferred Stock shall be divested of the special voting rights specified in this Section 5(d). However, the special voting rights of this
Section 5(d) shall again accrue to the holders of the shares of the Series A Preferred Stock in case of any later occurrence of a Voting Rights Event. Upon the termination of any such special voting rights as hereinabove provided, the Board of Directors shall promptly call a special meeting of the stockholders at which all directors will be elected, and the terms of office of all persons who are then directors of the Corporation shall terminate immediately upon the election of their successors.

               (e) The Series B Preferred Stock will have no voting rights, except as provided in Section 6 below.

        6. Restrictions and Limitations.

               (a) So long as at least twenty-five percent (25%) of the shares of the Series A and Series B Preferred Stock, in the aggregate, remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then-outstanding shares of the Series A and Series B Preferred Stock voting together as a single class:

                (i) Alter or change the rights, preferences or privileges of the Series A or Series B Preferred Stock;

                (ii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Series A Preferred Stock (other than pursuant to Section 4 hereof), Series B Preferred Stock (other than pursuant to Section 4 hereof), or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other services;

                (iii) Declare, pay or set aside a dividend on the Common Stock of the Corporation;

                (iv) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation, or any consolidation or merger involving the Corporation, or any reclassification or other change of any stock, or any recapitalization of the Corporation, in which the stockholders of the Corporation shall own less than a majority of the outstanding shares of the surviving entity (collectively, a "Sale"), other than any such Sale in which the aggregate amount of net proceeds per share resulting therefrom is at least four (4) times the Original Series A Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares), in which case no consent of the holders of the Series A Preferred Stock shall be required, other than as required by law, or at least four (4) times the Original Series B Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares), in which case no consent of the holders of the Series B Preferred Stock shall be required, other than as required by law;

                (v) Create, authorize or issue any other equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges that are senior to or on a parity with the Series A or Series B Preferred Stock as to dividend rights, redemption rights, conversion rights or liquidation preferences, or more preferential than the Series A or Series B Preferred Stock as to voting rights;

                (vi) Increase or decrease the aggregate number of authorized shares of the Series A or Series B Preferred Stock or Common Stock;

                (vii) Amend or waive any provision of this Certificate of Incorporation or the Bylaws which amendment or waiver adversely affects the rights of the Series A or Series B Preferred Stock;

                (viii) Change the authorized number of Directors on the Corporation's Board of Directors, presently set at seven (7);

                (ix) Issue new stock options beyond seven million six hundred thousand (7,600,000) such options that were originally authorized for issuance pursuant to the Corporation's 1997 Stock Option Plan as amended in October 1999 (this provision shall not effect the Company's right to issue options under the 1999 Non-Employee Director Stock Option Plan or to sell stock under the 2000 Employee Stock Purchase Plan); or

                (x) Borrow funds in a single transaction or series of such transactions, in an amount exceeding in the aggregate ten million dollars ($10,000,000.00).

               (b) So long as at least twenty-five percent (25%) of the shares of the Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then-outstanding shares of the Series C Preferred Stock, voting as a separate class from the Series A and Series B Preferred Stock and Common Stock:

                (i) Alter or change the rights, preferences or privileges of the Series C Preferred Stock;

                (ii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Preferred Stock (other than pursuant to Section 4 hereof), or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other services;

                (iii) Take any action which results in a Sale, other than any such Sale in which the holders of the Series C Preferred Stock will receive proceeds on each share of such stock greater than or equal to
        (i) one and one-quarter (1.25) times the Series C Original Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares), if such Sale occurs within six (6) months from the date the first share of Series C Preferred Stock is issued, or (ii) one and one-half times (1.5) times the Series C Original Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares), if such Sale occurs after six (6) months from the date the first share of Series C Preferred Stock is issued;

                (iv) Create, authorize or issue any other equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges that are senior to or on a parity with the Series C Preferred Stock as to dividend rights, redemption rights, conversion rights or liquidation preferences, or more preferential than the Series C Preferred Stock as to voting rights;

                (v) Increase or decrease the aggregate number of authorized shares of the Series C Preferred Stock;

                (vi) Amend or waive any provision of this Certificate of Incorporation or the Bylaws which amendment or waiver adversely affects the rights of the Series C Preferred Stock; or

                (vii) Issue new stock options beyond the seven million six hundred thousand (7,600,000) such options that were originally authorized for issuance pursuant to the Corporation's 1997 Stock Option Plan, as amended (this provision shall not effect the Company's right to issue options under the 1999 Non-Employee Director Plan or to sell stock under the 2000 Employee Stock Purchase Plan).

        7. Status of Converted Stock; No Reissuance. In the event any shares of Series A, Series B, or Series C Preferred Stock shall be converted pursuant to
Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and this Certificate of Incorporation of the Corporation shall be further amended to effect the corresponding reduction in the Corporation's authorized capital stock. No share or shares of Series A, Series B or Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                                    ARTICLE V

        The board of directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

                                   ARTICLE VI

        Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

                                   ARTICLE VII

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE VIII

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

        To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article X does not affect the availability of equitable remedies for breach of fiduciary duties.

        This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Martin Wright, its President and Chief Executive Officer, this 24th day of July 2000.

                                       EMERALD-DELAWARE, INC.

                                       By: /s/ Martin Wright
                                           -------------------------------------
                                           Martin Wright
                                           President and Chief Executive Officer
ATTEST:

/s/ David R. Stewart
---------------------------------
David R. Stewart
Secretary, Senior Vice President,
General Counsel and Chief Administrative
Officer